Exhibit 4

AMENDED AND RESTATED DESIGNATIONS,

PREFERENCES AND RIGHTS

OF SERIES A PREFERRED STOCK

I.	DESIGNATION AND AMOUNT; DIVIDENDS

A.               Designation. The designation of said series of preferred stock shall be Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”).

B.               Number of Shares. The number of shares of Series A Preferred Stock authorized shall be Ten Million (10,000,000) shares. Each share of Series A Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations, or splits with respect to such shares) (the “Series A Stated Value”).

C.               Dividends. The Series A Preferred Stock is not entitled to receive dividends.

II.	LIQUIDATION RIGHTS

In the event of any liquidation, dissolution or winding up Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of the Series A Preferred Stock and parity capital stock, if any, shall be entitled to received, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of junior capital stock, including Common Stock, an amount equal to $0.125per shares (the “Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to holders of the Series A Preferred Stock and parity capital stock, if any, shall be insufficient to permit payment in full of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease, or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section II.

III.	CONVERSION

With the consent of the holder(s) representing a majority of the issued and outstanding shares of Series A Preferred Stock, which may be withheld for any reason or no reason, each outstanding share of Series A Preferred Stock may be convertible into the number of shares of Common Stock of the Corporation equal to the result of: (i) 1.5 multiplied by the number of shares of Common Stock issued and outstanding calculated on a fully diluted basis at the time of such conversion; (ii) divided by the total number of shares of Series A Preferred Stock issued and outstanding at the time of such conversion.

Before any proposed conversion, the holder of Series A Preferred Stock desiring to convert into Common Stock shall notify the other holders of Series A Preferred Stock requesting consent of such conversion. If the consent of the holder(s) representing a majority of the issued and outstanding shares of Series A Preferred Stock is granted, the holder of Series A Preferred Stock desiring to convert into Common Stock shall surrender her, his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of Common Stock to which such holder is entitled pursuant to this Article. On the date of conversion, all rights with respect to the Series A Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of Common Stock into which such Series A Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his/her attorneys duly authorized in writing. All certificates evidencing Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such conversion and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full Common Stock issuable on such conversion in accordance with the provisions hereof; provided; however, such certificate shall contain a restrictive legend with respect to its transferability pursuant to applicable laws.

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IV.	RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's common stock, par value $0.001 per share ("Common Stock"), and any other class or series of capital stock of the Corporation hereafter created.

V.	VOTING RIGHTS

Each issued and outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the result of: (i) 1.5 multiplied by the addition of: (A) the number of shares of Common Stock issued and outstanding at the time of such vote; and (B) the number of votes in the aggregate of any outstanding shares of any class of preferred stock of the Corporation (other than the Series A Preferred Stock), if any, at the time of such vote; divided by (ii) the total number of shares of Series A Preferred Stock issued and outstanding at the time of such vote, at each meeting of shareholders of the Corporation with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration, including the election of directors. Holders of Series A Preferred Stock shall vote together with the holders of Common Shares (and any other outstanding class of preferred stock of the Corporation (other than the Series A Preferred Stock), if any.

VI.	Drag Along Rights

(a) In the event that any holder(s) of Series A Preferred Stock proposes to sell, or otherwise dispose of, to a Person or a group of Persons, other than an Affiliate of the transferring shareholders (a “Purchaser”), shares of Series A Preferred Stock representing conversion rights equal to more than fifty percent (50%) of the then outstanding shares of Common Stock (calculated on a fully diluted basis)(a “Majority Sale”), such shareholders(s) (the “Proposing Stockholders”), shall have the right (the “Drag Along Right”) to require each of the other holders of Series A Preferred Stock to sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Purchaser a number of shares of Series A Preferred Stock (and shares of Common Stock) held by each such other shareholder(s) as shall equal the same percentage of the shares of Series A Preferred Stock held by such other shareholders as the percentage of the shares of Series A Preferred Stock held by the Proposing Stockholders that the Proposing Stockholders propose to sell to the Purchaser, upon the same terms (including the purchase price) and subject to the same conditions as are applicable to the Proposing Stockholders.

(b) The Proposing Stockholders shall provide notice to each of the other Shareholders (a “Drag Along Notice”) of (i) the Proposing Stockholders’ intent to exercise their Drag Along Right in accordance with this article; (ii) the identity of the proposed Purchaser in such Majority Sale and (iii) a summary of the purchase price and other relevant terms and conditions of such Majority Sale, no later than ten (10) days prior to the proposed closing of such Majority Sale. At the closing of the sale pursuant to the Drag Along Right, the Proposing Stockholders and the other shareholders subject to such Drag Along Right shall deliver to the proposed Purchaser certificates representing their shares of Series A Preferred Stock (and shares of Common Stock), duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, and the Purchaser shall pay to each such shareholder the consideration due to it in accordance with the terms of such transaction, and this designation. Notwithstanding the foregoing, any such transaction may be structured as a merger, consolidation, amalgamation or similar transaction at the discretion of the Proposing Stockholders and the Purchaser and, in such event, each shareholder subject to the Drag Along Right agrees, if such transaction entitles shareholders to vote thereupon or consent thereto, (x) to vote all of the shares of (and shares of Series A Preferred Stock) held by such shareholder in favor of, or to consent to, any such transaction and (y) if applicable, not to exercise any appraisal or similar rights with respect to such transaction.

VII.	PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the written consent of a majority of the holders of Series A Preferred Stock, alter or change the rights, preferences, or privileges of the Series A Preferred Stock so as to affect adversely the holders of Series A Preferred Stock.

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Should any holder of Series A Preferred Stock cease to be an officer or director of the Corporation at any time and for any reason, such holders' Series A Preferred Stock shall be immediately cancelled.

VIII.	MISCELLANEOUS

A.               Status of Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

B.               Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificates.

C.               Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

D.               Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed email transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number and email address as may be designated in writing hereafter in the same manner as set forth in this Article.

If to the Corporation:

CHINA DONGSHENG INTERNATIONAL, INC.

4005 West Reno Ave, Suite F

Las Vegas, NV 89118

If to the holders of Series A Preferred Stock, to the address listed in the Corporation's books and records.

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